Exhibit 99.28(h)(3)(iii)

IRONBRIDGE FUNDS, INC.

SECOND AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 18th day of October, 2011, to the Fund Accounting Servicing Agreement, dated as of May 21, 2010, as amended October 11, 2010 (the “Agreement”), is entered into by and between IRONBRIDGE FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (the “Company”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the list of the Funds to the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

IRONBRIDGE FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: John Davis	Name: Michael R. McVoy

Title: CEO	Title: Executive Vice President

Amended Exhibit A to the

Fund Accounting Servicing Agreement — IronBridge Funds, Inc.

Fund Names

Separate Series of IronBridge Funds, Inc.

Name of Series

IronBridge Frontegra SMID Fund

IronBridge Frontegra Small Cap Fund

IronBridge Frontegra Global Focus Fund

IronBridge Horizon Fund

IronBridge Skyline Fund

IronBridge Large Cap Fund